SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) is August 10, 2005

YP CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-24217	85-0206668
(State or other jurisdiction of incorporation or jurisdiction)	(Commission File Number)	(IRS Employer Identification Number)

4840 E. Jasmine Street, Suite 105, Mesa, Arizona	85205
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (480) 654-9646

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 10, 2005, YP and John Raven amended that certain Employment Agreement dated September 21, 2004 pursuant to which Mr. Raven provided services to YP. Mr. Raven was previously appointed Chief Technology Officer of YP in September 2003. He became the Chief Operating Officer on June 23, 2005.

Under the Amendment No. 1 to the Employment Agreement, Mr. Raven will be entitled to an initial annual base salary of $181,500 beginning July 1, 2005, and, thereafter, annual increases of at least 10%. He will also receive $30,000 and 25,000 shares of YP’s Restricted Stock as additional performance bonuses.

All other material terms of Mr. Raven’s original Employee Agreement remain in full force and effect.

Item 1.02.	Termination of a Material Definitive Agreement.

On August 11, 2005, YP Corp. (“YP”) terminated the Termination Agreements with each of Sunbelt Financial Concepts, Inc. (“Sunbelt”), an entity controlled by Angelo Tullo, Advertising Management & Consulting Services, Inc. (“AMCS”), an entity controlled by Gregory Crane, and Advanced Internet Marketing, Inc. (“AIM”), an entity controlled by DeVal Johnson. These Termination Agreements concerned the termination of the prior Executive Consulting Agreements with each such entity. YP made final payouts to these entities under the Termination Agreements ahead of schedule in an effort to conclude the continuing relationships resulting from those agreements. The final payouts to these entities totaled approximately $1,000,000.

The portion of the termination payments attributable to consulting services are amortized over the contractual period of service. Accordingly, the remaining unamortized balance of approximately $212,000 at June 30, 2005 will be charged to expense in the fourth quarter of fiscal 2005. The non-compete portion of the termination agreements remain unchanged and will continue to be expensed over the life of the non-compete agreements.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Item
10	Amendment No.1 to Employee Agreement for John Raven.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 12, 2005	YP CORP.

/s/ Peter Bergmann
Peter Bergmann, Chairman and Chief
Executive Officer